[GRAPHIC OMITTED]

                             WESTPOINT STEVENS INC.


Contact: Morgan M. Schuessler
         Executive V.P. Finance and CFO
         706/645-4230


          WESTPOINT STEVENS INC. ANNOUNCES COMMENCEMENT OF EXPLORATION
                     OF STRATEGIC AND FINANCIAL ALTERNATIVES

                           --------------------------

                     PENDING COMPANY TENDER OFFER WITHDRAWN

WEST POINT, GEORGIA (NOVEMBER 24, 1999) - WestPoint Stevens Inc. (NYSE:WXS) today announced that it has engaged Merrill Lynch & Co. to assist its Board of Directors in the exploration of strategic and financial alternatives for the purpose of enhancing stockholder value. Such alternatives could include, among other transactions, a merger or sale (which could include a management buyout) or recapitalization. The Company is not currently in discussions with any third party relating to any such transaction, and no proposals have been received. There can be no assurance that a transaction will result from this process. The Company assumes no obligation to update or revise the foregoing matters set forth in this press release.

         WestPoint Stevens also announced that, in light of the decision of its Board to begin the exploration of strategic and financial alternatives, it has withdrawn and terminated its currently pending tender offer. This tender offer, for up to 3,000,000 shares of common stock, representing approximately six percent (6%) of WestPoint Stevens' currently outstanding shares, was commenced by WestPoint Stevens on October 29, 1999, and was to have expired on November 30, 1999.

         WestPoint Stevens also announced that, subject to market conditions, it would resume its previously authorized share repurchase program. This repurchase program has been temporarily suspended during the pendency of the tender offer.

         WestPoint Stevens Inc. is a home fashions consumer products marketing company with a comprehensive line of Company-owned and licensed brands for the bedroom and bathroom. The Company is vertically integrated and is the nation's leading manufacturer and marketer of bed linens, towels, comforters and other accessories that are sold in retail outlets throughout the world. WestPoint Stevens' home fashions and consumer products are marketed under the well-known brand names of GRAND PATRICIAN, MARTEX, UTICA, STEVENS, LADY PEPPERELL and VELLUX, and under licensed brands including RALPH LAUREN HOME COLLECTION, SANDERSON, STAR WARS, ESPRIT, JOE BOXER and SERTA PERFECT SLEEPER. WestPoint Stevens can be found on the World Wide Web at www.westpointstevens.com.

         Safe Harbor Statement: Except for historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and are subject to the safe harbor provisions of that Act. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements. These risks and uncertainties, and assumptions concerning the Company's future operations and performance, could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate.

                                      -END-